Exhibit 10.10
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this August 6, 2007 between APAC Customer Services, Inc., an Illinois corporation (the “Company”), and Robert J. Keller (the “Executive”).
Executive and the Company are parties to an Employment Agreement effective March 15, 2004 (the “Prior Agreement”).
Executive and the Company desire to amend and restate the Prior Agreement in the form of this Agreement.
1. Employment. Subject to the terms and conditions provided in this Agreement, the Company hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of the Company, at will, for the period commencing on August 6, 2007 (the “Effective Date”) and ending on the Date of Termination (defined below) (the “Employment Period”).
2. Duties.
(a) Executive’s Positions and Titles. During the Employment Period, the Executive’s position and title shall be President and Chief Executive Officer of the Company. He shall also be appointed a director of the Company, effective not sooner than the Effective Date, as soon as may be practicable on or after the date of this Agreement. Provided the Executive’s employment with the Company has not previously been terminated, the Executive will be nominated for election to the Board of Directors at each subsequent annual meeting of stockholders during the Employment Period. If the Board of Directors determines, in accordance with the Company’s By-Laws, to establish an Executive Committee, the Executive shall be appointed a member of such committee for such period as he is serving as a director of the Company.
(b) Executive’s Duties. The Executive shall report directly to the Board of Directors and all other employees of the Company shall report to the Executive or his designee and not directly to the Board of Directors. Throughout the Employment Period, the Executive’s duties, responsibilities and authority shall include all of the duties, responsibilities, and authority normally performed by the President and Chief Executive Officer of the Company, with such additions thereto which are consistent with his position, responsibilities and authority hereunder, as the Board of Directors may, from time to time, in its discretion designate. The role and responsibilities of the Chairman of the Company shall be as set forth in the By-Laws of the Company in effect from time to time, and to mentor and counsel the Chief Executive Officer when and as the Chairman and Executive may agree.
(c) Full Time. The Executive agrees to devote the Executive’s full business time to the business and affairs of the Company and to use the Executive’s best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, the Executive may serve on civic or charitable boards or committees, participate in charitable, professional, educational, community or industry affairs and manage his and his family’s personal investments and affairs to the extent such activities do not interfere with the performance of his duties and responsibilities. The Executive shall not invest in any business which directly competes with the Company, nor shall he engage in any outside business activity of any nature, including, but not limited to, activity as a consultant, agent, partner, officer or provider of business services of any nature, directly or indirectly to a corporation or other business enterprise, except as otherwise provided in this Agreement. Nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 2% of the stock of any corporation which does not directly compete with the Company and whose stock is listed on a national securities exchange or on the Nasdaq National Market system.
3. Compensation and Benefits.
(a) Base Salary. During the Employment Period, the Executive shall receive a base salary (“Base Salary”), paid in accordance with the normal payroll practices of the Company (but not less frequently than monthly) at an annual rate of $440,000. The Base Salary shall be reviewed at least annually in accordance with the Company’s policies and practices by action of the Board of Directors (or a committee thereof) and may be increased, but not decreased, from time to time by the Board of Directors. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Company hereunder and any such increased Base Salary thereafter shall be regarded as the Executive’s “Base Salary” for all purposes under this Agreement.
(b) Incentive Bonus. The Executive shall be eligible for an annual bonus throughout the Employment Period under the Company’s Management Incentive Plan or under a successor annual incentive plan (“Annual Incentive Plan”), as may be in effect from time to time, in accordance with the Company’s compensation practices. The Executive shall have a target annual bonus under the Annual Incentive Plan equal to 75% of his Base Salary and a maximum annual bonus equal to 150% of his Base Salary. The Executive’s annual bonus, to the extent earned and payable, shall be paid (i) one-half in cash and (ii) one-half as a grant of restricted stock, or deferrable restricted stock units (in the discretion of the Board of Directors), having a face value equal to the amount of such portion of the annual bonus earned, vesting 50% on the date of grant and 50% on the first anniversary of the date of grant, and providing such other terms and provisions as the Board of Directors shall determine in its discretion; provided, however, that such other terms and provisions shall not impose additional vesting requirements, forfeiture provisions, or clawbacks on the restricted stock or deferrable restricted stock units other than as set forth in this Agreement. Executive and the Company agree that Executive’s target bonus is a material term of this Agreement and of Executive’s overall compensation package.
(c) Participation in the Company’s Stock Incentive Plans. During the Employment Period, the Executive shall be entitled to participate in the Company’s 2005 Incentive Stock Plan (the “Stock Plan”) and any successor or other of the Company’s stock option and stock incentive programs in accordance with the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company. The Executive shall be entitled to an annual award opportunity commensurate with award guidelines adopted by the Board of Directors and in effect from time to time; provided, the Executive’s award opportunity for 2007 and thereafter shall be in accordance with award guidelines in effect on the Effective Date, subject to the sole discretion of the Board of Directors to modify or eliminate such guidelines for senior executives at any time and from time to time.

(d) Other Incentive Plans. During the Employment Period, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs as may be in effect from time to time with respect to senior executives employed by the Company.
(e) Other Pension and Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s dependents, as the case may be, shall be eligible to participate in, subject to the terms and conditions thereof, all profit sharing, 401(k), medical and dental, disability, group or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of the Company as in effect from time to time with respect to senior executives employed by the Company.
(f) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive on behalf of the Company in accordance with the policies and practices of the Company in effect from time to time with respect to senior executives employed by the Company.
(g) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits as are available to other senior executives of the Company in accordance with the policies of the Company as in effect from time to time with respect to senior executives employed by the Company. The Executive shall be designated as the lead member under the Company’s membership in The Glen Club country club.
(h) Vacation. During the Employment Period, the Executive shall be entitled to take four (4) weeks of paid vacation annually, subject to the policies and practices of the Company as in effect from time to time with respect to senior executives employed by the Company.
4. Termination.
(a) Disability. The Company may terminate the Executive’s employment, after having established the Executive’s Disability, by giving to the Executive notice of such termination while the Executive remains disabled. For purposes of this Agreement, the Executive’s “Disability” shall mean a “disability,” as determined under the Company’s long term disability benefit plan then in effect covering the Executive. The “Disability Effective Date” shall be the first date, on or following the date of such disability, as of which the Executive is entitled to payment of benefits under such long-term disability plan.
(b) By the Company With or Without Cause. The Company may terminate the Executive’s employment at any time with or without prior notice and with or without Cause. “Cause” means:
(i) the Executive’s gross misconduct or gross negligence in the performance of the Executive’s employment duties;

(ii) the willful disobedience by the Executive of the lawful directions received from the Board or of the established policies of the Company; or
(iii) the commission by the Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.
(c) Termination by the Executive. The Executive may at any time voluntarily terminate his employment effective upon at least sixty (60) days’ prior notice to the Company; provided, upon the Executive’s Notice of Termination (defined below), the Company may terminate the Executive’s employment at any time thereafter, which shall not be treated as a termination “without Cause,” and Executive shall be deemed to have resigned under this Section 4(c) and shall have a deemed Date of Termination (defined below) on the date sixty (60) days after the date of Executive’s Notice of Termination.
(d) Change in Control. The Executive shall enter into an Employment Security Agreement with the Company substantially in the form attached hereto as Exhibit A. In the event of the Company’s involuntary termination of the Executive’s employment without Cause during the Employment Period that is not covered by the Employment Security Agreement, then the terms of Section 5(b) of this Agreement shall govern.
(e) Notice of Termination. Any termination of the Executive’s employment by the Company for a Disability or for or without Cause or by the Executive for any reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination.
(f) Date of Termination. “Date of Termination” means the date terminating the Executive’s employment specified in the Notice of Termination; provided that, (i) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (ii) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; and (iii) if the Executive’s employment is terminated by the Executive the Date of Termination shall be not less than sixty (60) days after the giving of the Notice of Termination.
5. Obligations of the Company upon Termination. Other than as specifically set forth or referenced in this Agreement or the Employment Security Agreement, the Executive shall not be entitled to any payments or benefits, and the Company shall have no further obligation to the Executive hereunder, on or after the Date of Termination, except as provided under any welfare, retirement or other plan, policy or arrangement maintained by the Company in which the Executive is eligible to participate.

(a) Payment of Accrued Obligations. If the Executive’s employment is terminated due to death, Disability, by the Company for Cause or by the Executive for any reason, the Company shall pay the Executive all Accrued Obligations, and the Company shall have no further obligation to the Executive under this Agreement. For purposes of this Section 5(a), “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) the amount of Executive’s Base Salary earned through the Date of Termination, at the annual rate in effect at the time Notice of Termination is given, to the extent not theretofore paid; (ii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive or payable to his beneficiaries as of the Date of Termination pursuant to the terms of the applicable Company plan or program to the extent not theretofore paid; (iii) any vested benefits in accordance with the provisions of any applicable Company retirement, welfare or other benefit plan, policy, arrangement or program; and (iv) any unpaid bonus earned with respect to any fiscal year ending on or preceding the Date of Termination.
(b) Without Cause. Subject to Section 6 and the Executive’s compliance with the covenants set forth in Section 7 below, if the Executive’s employment is terminated by the Company other than due to Disability or Cause, then the Executive shall be entitled to the following benefits and payments in addition to his Accrued Obligations:
(i) The Executive shall be entitled to receive payment of an aggregate amount equal to his Base Salary, at the annual rate then in effect, for a period of twenty-four (24) months, payable in equal installments in accordance with Company’s customary payroll practices for senior executives (but not less frequently than monthly) and subject to applicable tax withholding.
(ii) The Executive shall be entitled for a period of twenty-four (24) months to continue medical and dental coverages for himself and his covered dependents under the Company’s medical and dental plans on the same basis as an active employees of the Company. Such continued coverage shall be concurrent with his rights to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and shall terminate if he or his dependents shall become eligible for coverage under any other employer’s group health plan, or any other event which would cease coverage under COBRA (other than expiration of 18 months).
(iii) The Executive shall be entitled to continuation of long term disability and life insurance benefits for a period of twenty-four (24) months after the Date of Termination provided that the long term disability benefit plan and the life insurance benefit plan, as the case may be, permit the Executive’s continued participation; provided, if either such plan does not permit the Executive’s continued participation after the Date of Termination and under such plan the Executive has a right to convert such benefit to an individual insurance contract or such plan provides a portability option to continue coverage as a former employee, then, if the Executive timely elects such conversion or portability option subject to the terms of such plan, the Company shall reimburse the Executive for the premiums incurred for such twenty-four (24) month period; provided further, the Executive shall have no right to a continuation of long term disability or life insurance coverage after the Date of Termination except as provided in the preceding provisions of this Section 5(b)(iii). Each of the benefits or reimbursements provided under this Section 5(b)(iii) shall cease at such time as the Executive becomes eligible for substantially similar or improved benefit or benefits from a subsequent employer.

(iv) The Company shall pay the Executive a pro rata annual bonus for the fiscal year in which the Date of Termination occurs, to the extent earned under the Annual Incentive Plan for such year (disregarding any condition thereunder for the Executive’s continuing employment through the last day of the fiscal year), at such time as bonuses are paid to other senior executives of the Company. Such proration shall be based on the fraction the numerator of which is the number of days in which the Executive is employed by the Company during such fiscal year through the Date of Termination and the denominator of which is 365.
(v) All amounts and benefits payable under this Section 5(b) shall be in lieu of all other payments and benefits to which the Executive otherwise may be entitled under any severance plan, program or policy of the Company.
(vi) Notwithstanding the foregoing, if Executive is deemed as of the Date of Termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which Executive is entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the severance payments will not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph (vi) shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein.
(c) No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement and, except as set forth at Sections 5(b)(ii) and 5(b)(iii), such amounts shall not be reduced for any income or benefits that the Executive derives from employment or self-employment (or both) from any other source. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive.
6. General Release. The Executive acknowledges and agrees that this Agreement, together with all Exhibits and Schedules and all award agreements evidencing equity grants or other awards under the Company’s employee benefit plans, includes the entire agreement and understanding between the parties with regard to the Executive’s employment, the termination thereof during the Employment Period, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. The Executive also acknowledges and agrees that the Executive’s right to receive severance pay and other benefits pursuant to Section 5(b) of this Agreement is contingent upon the Executive’s compliance with the covenants set forth in Section 7 of this Agreement and the Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of the General Release of All Claims (the “Release”) attached hereto as Exhibit B. If the Executive fails to comply with the covenants set forth in Section 7 within ten (10) days of the Executive’s receipt of written notice from the Company alleging that the Executive is breaching a covenant thereunder, or if the Executive fails to execute the Release within twenty-one (21) days of receipt of such Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Section 5(b) of this Agreement.
7. Executive’s Covenants.
(a) Restrictive Covenants. The Executive agrees that in order to protect the business interests of the Company, he shall, contemporaneously with his execution of this Agreement, execute the Agreement for the Protection of Company Interests attached hereto as Exhibit C.
(b) Cooperation. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party that relates to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Company shall be responsible for, and shall advance to the Executive, any reasonable expenses incurred or to be incurred by the Executive in connection with his furnishing information or cooperation with the Company under this Section.
8. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption simultaneous with, or prior to, or as soon thereafter as may be reasonably practicable to, the occurrence of such succession shall be a breach of this Agreement and shall entitle the Executive to terminate employment with the Company (or any successor) and be entitled to the benefits and payments set forth in Section 5(b) as if his employment had been terminated by the Company without Cause. As used in the Agreement, Company shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9. Amendment; Waiver. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and by a duly authorized officer or director of the Company. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
10. No Violations. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company, nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.
11. Survival. Notwithstanding anything in this Agreement to the contrary, the obligations of the parties under Sections 5, 6 and 7 shall survive any termination of the Executive’s employment.
12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (including, without limitation, any of the agreements contained in the exhibits hereto) shall be settled exclusively by arbitration, conducted before a single arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
13. Attorney’s Fees.
(a) In the event of any dispute arising or controversy under or in connection with this Agreement (including, without limitation, any of the agreements contained in the exhibits hereto) or the Executive’s employment with the Company, if the arbitrator determines that either party has substantially prevailed on the issues brought by such party in the arbitration, the other party shall, upon presentment of appropriate documentation pay or reimburse the substantially prevailing party for all reasonable legal and other professional fees, costs of arbitration and other reasonable expenses incurred in connection therewith by the substantially prevailing party.
(b) The Company shall promptly pay the Executive’s reasonable costs of entering into this Agreement, including the reasonable fees and expenses of his counsel and other professionals, up to a maximum of US $25,000 (based on such counsel’s and professionals’ standard hourly rates).
14. Indemnification. The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent provided to senior officers and directors and as permitted by law and under the Company’s Articles of Incorporation and its By-laws, against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages.
15. Liability Insurance. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Period of Employment, in the same amount and to the same extent during the Period of Employment as the Company covers its other officers and directors, and after the Period of Employment in the same amount and to the same extent as the Company covers its other former officers and former directors.

16. Miscellaneous.
(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; or by guaranteed overnight delivery service; shall be deemed delivered upon actual receipt in the case of hand delivery or three business days after the date deposited in the mail or the first business day following the date of deposit if delivered by guaranteed overnight delivery; and shall be addressed as follows:
If to the Company:
APAC Customer Services, Inc.
Six Parkway North
Fourth Floor
Deerfield, Illinois 60015

Attention: General Counsel
With a copy to:
APAC Customer Services, Inc.
Six Parkway North
Fourth Floor
Deerfield, Illinois 60015
Attention: Chairman, Compensation Committee
If to the Executive:
At the last residence address for the Executive listed on the Company’s payroll records.
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
(c) If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

(d) This Agreement shall be governed under the internal laws of the State of Illinois without regard to its conflicts of law principles.
(e) This Agreement, together with all Exhibits and Schedules, represents the entire agreement and understanding between the Company and the Executive and except for the Employment Security Agreement and any stock option agreements entered into pursuant the other Stock Plan supersedes all other agreements, written or oral, relating to the subject matter contained herein, including the Prior Agreement. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, now existing or hereafter adopted or amended, the provisions of this Agreement shall control.
(f) All compensation paid or provided to the Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.
(g) The Company and the Executive acknowledge that this Agreement was the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(h) This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.
EXECUTIVE:
/s/ROBERT J. KELLER
Robert J. Keller
COMPANY:
APAC Customer Services, Inc.,
an Illinois corporation
/s/GEORGE H. HEPBURN III
By:George H. Hepburn III
Its:Senior Vice President and CFO

EXHIBIT A
AMENDED AND RESTATED EMPLOYMENT SECURITY AGREEMENT
This Amended and Restated Employment Security Agreement (the “Agreement”) is entered into and effective this  _____  , 2007, by and between APAC Customer Services, Inc. (the “Employer”) and Robert J. Keller (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is currently employed by the Employer as its President and Chief Executive Officer; and
WHEREAS, the Executive and the Employer are parties to an Employment Security Agreement dated March 15, 2004 (the “Prior Agreement”); and
WHEREAS, the Executive and the Employer desire to amend and restate the Prior Agreement in the form of this Agreement; and
WHEREAS, in the event of a change in control of the Employer, the Employer desires to provide certain security to the Employer and the Executive, and to retain the Executive’s continued devotion of the Executive’s business time and attention to the Employer’s affairs; and
WHEREAS, the Executive and the Employer desire to enter into this Agreement, which sets forth the terms of the security the Employer is providing the Executive with respect to the Executive’s employment in the event of a change in control of the Employer;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a) "Base Salary” shall mean the higher of the Executive’s annual base salary at the rate in effect on (i) the date of a Change in Control, or (ii) the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder.
(b) "Bonus” shall mean the bonus based on the Executive’s Base Salary that is payable to the Executive under the Employer’s annual incentive bonus plan, as in effect from time to time or under a successor annual incentive plan, at the target payout level in effect on the date the Executive’s Employment terminates without regard to any reduction made in connection with an event constituting Good Reason hereunder or on the date of a Change in Control, whichever produces a greater result.
(c) "Cause” shall have the meaning set forth in the Employment Agreement.

(d) “Change in Control” shall mean any of the following events:
(i) A tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Employer;
(ii) The Employer shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Employer, as the same shall have existed immediately prior to such merger or consolidation;
(iii) The Employer shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;
(iv) As the result of, or in connection with, any contested election for the Board of Directors of the Employer, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Employer before the Transaction shall cease to constitute a majority of the Board of Directors of the Employer, or any successor thereto; or
(v) A person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Employer, shall acquire more than 50% of the outstanding voting securities of the Employer (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.
Notwithstanding the foregoing, (A) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Employer, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (B) if the Schwartz Entities control, directly or indirectly, less than twenty-seven (27%) percent of the Employer’s voting securities while it is a public company, then “33-1/3%” shall be substituted for “50%” in clauses (i) and (v) of this Section 2(d), and “66-2/3%” shall be substituted for “50% in clause (ii) of this Section 2(d).
(e) “Disability” shall have the meaning set forth in the Employment Agreement.
(f) "Employment” shall mean being in the employ of the Employer.

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(g) "Employment Agreement” shall mean the written agreement between the Executive and the Employer, effective  _____  , 2007, covering the terms and conditions of Executive’s employment with the Employer.
(h) "Good Reason” shall exist if, after notice by the Executive within 30 days of the existence of one of the following conditions, such notice given to the Employer and providing a thirty (30) day opportunity by the Employer to cure (during which it does not cure the condition):
(i) The principal place of work (not including regular business travel) is relocated by more than fifty (50) miles;
(ii) The Executive’s duties, responsibilities, authority or reporting lines as an executive employee are materially reduced or diminished from those in effect immediately prior to a Change in Control without the Executive’s written consent, the Executive’s title and authority is diminished from that which exists immediately prior to a Change in Control (it being acknowledged that, in the event of a transaction in which the Company is acquired, directly or indirectly, by another entity in such manner that the Company is no longer a “reporting company” under the Exchange Act based on its common stock being publicly traded, it shall be Good Reason if the Executive does not become and have the authority of the Chief Executive Officer of the ultimate parent entity) or the Executive is assigned duties and responsibilities materially inconsistent with the positions held by the Executive immediately prior to the Change in Control;
(iii) Executive’s base salary is reduced; or
(iv) The Employer violates the material terms of this Agreement, or the Employment Agreement.
2. Term. The term of this Agreement shall be the period commencing on the effective date first set forth above and terminating on the date the Executive’s employment with the Employer is terminated; provided that, if the Executive’s employment is terminated following a Change in Control under the circumstances described in Section 3, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.
In the event of a liquidation, dissolution, consolidation or merger of the Employer or transfer of all or a significant portion of its assets, Employer will cause a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred to assume (either by operation of law or otherwise) all duties and obligations of the Employer under this Agreement and any Employment Agreement, if any.
3. Benefits Upon Termination of Employment. If (i) the Employer terminates the Executive’s Employment without Cause coincident with or at any time within 12 months following a Change in Control; or (ii) the Executive terminates the Executive’s Employment by resignation due to an event constituting Good Reason that occurs coincident with or at any time within 12 months following a Change in Control; or (iii) the Employer terminates the Executive’s Employment without Cause within 6 months prior to, and in anticipation of, a Change in Control which actually occurs, the Executive shall be entitled to receive the following:

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(a) Severance Pay. The Employer shall pay to the Executive an amount equal to 36 months of the Executive’s Base Salary and three (3) times the Executive’s Bonus. Subject to subsection (d) below, payment shall be made in a lump sum within thirty (30) days after termination of the Executive’s Employment.
(b) Stock Options. To the extent the Executive has any outstanding option or options to purchase common stock of the Employer as of the date of the Change in Control, the exercisability of such options shall be determined in accordance with the terms of the Employer’s stock option plan then in effect, and/or a written agreement entered into by the Employer and the Executive, which covers the terms and conditions of the exercise of such option or options.
(c) Health Benefits. The Employer shall provide to the Executive, the Executive’s spouse or beneficiary continued medical, dental, life, disability coverages and such other benefits as provided under any other welfare plans or programs in which he participated immediately prior to his termination for a period of 36 months on the same basis as provided to other employees as of the date of termination. Following such period, the Employer shall make available to such persons any benefit continuation or conversion of rights otherwise provided at the time an employee’s employment terminates (without offset for the coverage provided pursuant to the previous sentence), under the Employer’s established welfare plans.
(d) Notwithstanding anything in this Agreement to the contrary, if Executive is deemed as of the date of Executive’s termination of Employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the severance payments will not be provided to Executive prior to the earlier of (1) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 3 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein.
In addition, to the extent that the Employment Agreement, if any, or such other written agreement between the Executive and the Employer, expressly covers the terms of severance payable, if any, and such other benefits available to the Executive upon termination of his Employment following a Change in Control, such Employment Agreement or other agreement shall govern and supersede the terms of this, Agreement if such severance payable or other benefits are more favorable to the Executive than those provided in this Agreement
4. No Setoff.
(a) The payments and benefits made or provided to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive or the Executive’s spouse or other beneficiary for any debt or obligation of the Executive or the Executive’s spouse or other beneficiary to the Employer.

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(b) The Executive shall have no duty to seek employment following termination of Employment or otherwise to mitigate damages. The amounts or benefits payable or available to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.
5. Existing Rights. Any payments and benefits under this Agreement are in lieu of benefits to which the Executive may be entitled under any severance plan or policy of the Employer, but are in addition to any other benefits due to the Executive, the Executive’s spouse or other beneficiaries from the Employer, including, but not limited to, payments under any other welfare or retirement plan maintained by the Employer in which the Executive is or was eligible to participate. No provision in this Agreement shall be construed to reduce or impair the Executive’s rights and benefits under such welfare or retirement plans.
6. Other Termination.
(a) Termination Before Change in Control. Except as otherwise provided in Section 3, if the Executive’s Employment is terminated for any reason before a Change in Control, severance payments and benefits, if any, due to the Executive shall be determined under the Employer’s severance plans or policies then in effect, and/or the Executive’s Employment Agreement, if any. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
(b) Termination for Cause or Without Good Reason. If, following a Change in Control, (i) the Executive’s Employment is terminated for Cause by the Board of Directors in accordance with the provisions of the Executive’s Employment Agreement, or (ii) the Executive terminates the Executive’s Employment without Good Reason, the Executive shall receive the payments and benefits, if any, due to the Executive under the Executive’s Employment. Agreement. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder, except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.
(c) Death or Disability. If, following a Change in Control, the Executive’s Employment is terminated by reason of death or Disability in accordance with the provisions of the Executive’s Employment Agreement, the Executive, the Executive’s spouse or other beneficiary, as the case may be, shall receive the payments and benefits, if any, due to the Executive under the Executive’s Employment Agreement. In such circumstances, the Executive shall not be entitled to any payments or benefits under this Agreement, and the Employer shall have no further obligation to the Executive hereunder except to the extent provided under any welfare, retirement or other plan, policy or arrangement maintained by the Employer in which the Executive is or was eligible to participate.

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7. Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event that:
(a) The aggregate payments or benefits to be made or afforded to the Executive under the this Agreement or from the Company in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code, or any successor thereto, and
(b) If such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than the amount that would result in an “excess parachute payment” under Section 280G of the Code, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. Termination Benefits shall be reduced as provided above, with the allocation of such reduction to be as mutually agreed between the Executive and the Employer or, in the event the parties cannot agree, in the following order: (1) any lump sum severance based on a multiple of Base Salary or Bonus, (2) other cash amounts payable to the Executive, (3) any benefits valued as parachute payments and (4) acceleration of vesting of any equity. The application of said Section 280G, and the allocation of the reduction required by this Section, shall be determined by the Company’s auditors, at the Company’s expense, which shall provide detailed supporting calculations to the Executive at his request. If the Company’s auditors determine that Termination Benefits must be reduced pursuant to this Section, it shall furnish the Executive with a written opinion to such effect.
8. Beneficiaries. If the Executive is entitled to payments and benefits under the circumstances described above in Section 3, but dies before all amounts payable and benefits available thereunder have been paid or provided, the remaining payments and benefits shall be made or provided to the Executive’s surviving spouse, if any, or other beneficiary designated in a writing delivered to the Employer (and in such form as is prescribed by the Employer). If the Executive has no surviving spouse, and has not designated a beneficiary, the remaining payments shall be made to the Executive’s estate.
9. Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits hereunder, the Executive shall execute and accept the terms and conditions of, and the effectiveness of the General Release of All Claims attached to the Executive’s Employment Agreement as Exhibit B.
10. Assignment. Except as provided above in Section 8, the Employer may not assign this Agreement, or any rights, duties or obligations hereunder, except that the Employer’s rights, duties, and obligations shall be binding obligations of any successor, as provided in Section 2. No interest of the Executive (or the Executive’s spouse or other beneficiary) nor any right to receive any payment or distribution hereunder shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive (or the Executive’s spouse or other beneficiary), including claims for alimony, child support, separate maintenance and claims in bankruptcy.

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11. Source of Payment. The rights created under this Agreement are unfunded promises to provide severance pay and other benefits described herein in the event of the termination of the Executive’s employment under the circumstances described above in Section 3. The Employer shall not segregate assets for purposes of payment for any amounts due hereunder, nor shall any provision contained herein be interpreted to require the Employer to segregate assets for purposes of providing payment of any benefit hereunder. The Executive, the Executive’s spouse, or other beneficiary shall not have any interest in or right against any specific assets of the Employer, and any rights shall be limited to those of a general unsecured creditor.
12. Miscellaneous.
(a) Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding between the Employer and the Executive and, except for the Employment Agreement and any stock option agreements, supersedes all other agreements, written or oral, relating to the payment of severance or any other benefit in the event of a Termination of Employment Without Cause or with Good Reason in the event of a Change of Control, as described herein, including the Prior Agreement. Any amendment or modification of the terms of this Agreement must be in writing and signed by the Employer and the Executive to have any binding effect upon the parties.
(b) Applicable Law. Except to the extent preempted by federal law, this Agreement is governed by, and shall ‘be construed and interpreted in accordance with the substantive laws of the State of Illinois, not including the choice of law provisions thereof.
(c) No Employment Rights. Nothing contained herein shall be construed to confer upon the Executive any right to continue in the employment of the Employer, or to limit the right of the Employer to terminate the Executive’s employment at any time, with or without Cause, subject to the Executive’s rights hereunder with respect to such termination.
(d) Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:
APAC Customer Services, Inc.
Six Parkway North Center
Fourth Floor
Deerfield, IL 60015
Attention: General Counsel

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All notices to the Executive shall be sent to the Executive’s last known address on the Company’s records, or such other address as the Executive may furnish to the Company.
(e) Severability. If any provision contained herein shall be found invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.
(f) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.
(g) Headings. The headings and subheadings contained in this Agreement are provided solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of any provision of this Agreement.
IN WITNESS WHEREOF, the Executive and the Employer have executed this Agreement as of the date and year first set forth above.

APAC CUSTOMER SERVICES, INC.

By:

EXECUTIVE:

Robert J. Keller

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EXHIBIT B
GENERAL RELEASE
OF ALL CLAIMS
1. For valuable consideration, the adequacy of which is hereby acknowledged, the Executive hereby knowingly and voluntarily releases, indemnifies, and forever discharges APAC Customer Services, Inc. (the “Company”) and the Company’s subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, partners, employees and attorneys in their official capacity acting on behalf of the Company, and each of their predecessors, successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company or its subsidiaries or affiliates (collectively, “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, attorney’s fees, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which the Executive or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment with the Company, whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, even if such act or omission is found to have been an intentional act or omission, or a negligent act or omission by the Releasees, from the beginning of time to the date of this General Release of All Claims.
2. The Executive’s release of Releasees hereunder includes, without limitation, any rights or claims arising out of or relating in any way to the Executive’s employment by or separation from the Company or otherwise relating to any of the Releasees, or arising under any state or federal statute or regulation including, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act of 1988, the Illinois Human Rights Act, the Family and Medical Leave Act of 1993, each as amended, any state antidiscrimination law, any state wage and hour law, any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and the Executive, and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The Executive further represents that he has not, and never will, institute against the Company or any of the Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any claim or cause of action of any type, arising or which may have existed at any time prior to the effective date of the General Release of All Claims that is released by the General Release of All Claims. If Employee does institute such a claim, he agrees to pay the reasonable costs incurred by the Company or any of the Releasees in defending such action, including reasonable attorneys’ fees, experts’ fees and costs.

3. The Executive represents and warrants that, to the knowledge of the Executive, there is no reasonable basis for any third party to assert any claim against the Releasees acting in their capacities under any federal, state or local law, including a breach of any applicable duty under common law. The Executive further represents and warrants that, to the knowledge of the Executive, there are no claims, actions, suits, investigations or proceedings threatened against the Releasees under any federal, state or local law, including a breach of any applicable duty under common law, The Executive further represents and warrants that, to the knowledge of the Executive, there is no reasonable basis for the Company or its subsidiaries or affiliates to assert any claim against the Executive for violation of any federal, state, or local law, or breach of any applicable duty under common law.
4. The Executive represents that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement. The Executive represents that he understands and agrees that he has the right to have this Agreement and, specifically, the Executive’s Release, reviewed by an attorney of the Executive’s choice and that he has in fact reviewed this Agreement and, specifically, the Executive’s Release, with an attorney of his choice. The Executive further represents that he read and understood each and every provision in this Agreement and that he had the opportunity to consult with an attorney of his choice regarding the effect of each and every provision of this Agreement.
5. The Executive acknowledges that the Company has advised the Executive that the Executive has twenty-one (21) days in which to consider whether the Executive should sign this Release and has advised the Executive that if the Executive signs this Release, the Executive has seven (7) days following the date on which the Executive signs the Release to revoke it and that the Release will not be effective until after this seven (7) day period had lapsed.
6. The Executive acknowledges that (i) the Executive is receiving consideration under the Employment Agreement for his release in addition to anything of value to which is already entitled and (ii) the Company is not entering into this Agreement because it believes that the Executive has any cognizable legal claim against the Releasees. The Executive acknowledges and agrees that the purpose of this Agreement is to provide him with further assistance in the transition of his employment status, while at the same time protecting the Releasees from the expense and disruption which are often incurred in defending against even a groundless lawsuit.
7. The Executive represents that he understands and agrees that the Company is under no obligation to offer him this Agreement, that the Executive is under no obligation to consent to the Executive’s Release, and that the Executive has entered into this Agreement freely and voluntarily with complete understanding of all relevant facts, and that this Agreement and the Executive’s Release are fair, adequate and reasonable.
8. The Executive acknowledges and agrees that, anything to the contrary in the General Release of All Claims notwithstanding, the restrictive covenants set forth at Section 7 of the Executive’s Employment Agreement with the Company (the “Employment Agreement”) shall remain in effect between the Company and the Executive and are hereby made a part hereof and incorporated herein in their entirety by reference.

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9. The Executive agrees that he will fully cooperate in any claims, litigation or other legal actions in which the Company or its subsidiaries or affiliates may become involved. Such cooperation shall include the Executive making himself available, upon the request of the Company and at the Company’s expense, for depositions, court appearances and interviews by Company’s counsel. To the maximum extent permitted by law, the Executive agrees that he will notify the Board of Directors, in care of the Chairman of the Board, if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries or affiliates or by any agent or attorney of such person.
10. Notwithstanding any other provision of this General Release of All Claims to the contrary, this release does not apply: (i) to any rights or claims which arise after the execution of this Agreement, including the Executive’s rights under the provisions of the Employment Agreement which survive termination of employment; (ii) to any rights or claims with respect to indemnification and directors and officers liability insurance coverage provided to the Executive pursuant to the Employment Agreement; (iii) to any rights or claims to benefits due under any Company employee benefit plan or program; or (iv) the Executive’s rights as a stockholder.
11. The provisions of this General Release of All Claims are severable, and if any part of it is found to be unenforceable, the other Sections shall remain fully valid and enforceable. This General Release of All Claims shall be construed in accordance with its fair meaning and in accordance with the laws of the state of Illinois, without regard to conflicts of laws principles thereof
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Date: ________________, 20____

Executive:

Company:

APAC Customer Services, Inc.

By:

Its:

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EXHIBIT C
AGREEMENT PROTECTING
COMPANY INTERESTS

Employee’s Last Name	First Name	Middle Initial

Keller	Robert	J.
In order for APAC Customer Services, Inc. (hereinafter referred to as the “Company”) to maintain a competitive edge, the Company must protect its confidential information and customer relationships.
Therefore, as a condition of employment with the Company, I agree as follows:
Definitions
1. “Confidential Information” means information (i) disclosed to or known by me as a consequence of my employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the Company’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, and client information, including client needs, contacts, particular projects, particularized needs and preferences and contract cycles.
Nondisclosure of confidential information
2. I will not disclose or use any Confidential Information for the benefit of myself or another, unless directed or authorized in writing by the Company to do so, until such time as the information becomes known to the public through no fault of mine, except in furtherance of my duties and obligations for the Company. The foregoing shall not apply to Confidential Information that I am required to disclose by applicable law, regulation or legal process.
Return of company property
3. All documents and other tangible property relating in any way to the business of the Company are the exclusive property of the Company (even if I authored or created them). I agree to return all such documents and tangible property to the Company upon termination of employment or at such earlier time as the Company may request.
Non-Solicitation of clients
4. During my employment with the Company and for two (2) years after termination of employment with the Company for any reason, I shall not, directly or indirectly, arrange for or provide outsourced business services, including inbound, outbound and interactive telephone and web based services, or any other services provided to clients on behalf of the Company, to any client of the Company with whom I had direct contact in the course of my employment with the Company or about whom I learned Confidential Information as a result of my employment with the Company, nor will I solicit, induce, or attempt to induce such clients to: (a) stop doing business with or through the Company, or (b) do business with any other person, firm, partnership, corporation or other entity that provides products or services materially similar to those provided by the Company.

Non-Solicitation of employees
5. For two (2) years following termination of my employment with the Company for any reason, I shall not, directly or indirectly, induce or attempt to induce any employee of the Company, other than clerical employees or my personal secretary, to terminate his/her employment with the Company, nor will I hire or assist in the hiring of any such employee by any firm or entity of which I am an employee, owner, partner or consultant.
Non-competition covenant
6. During my employment with the Company and for two (2) years after termination of my employment with the Company for any reason, I shall not consult with, be employed by or be affiliated with any business that offers outsourced business services, including inbound, outbound and interactive telephone and web based services, or any other services offered by the Company during my employment, in any geographic area or market in which the Company does business, because to do so would inevitably involve the use or disclosure by me of Company trade secrets and other Confidential Information.
Severability/Modification
7. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be over broad as written, that provision should be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
Governing law
8. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois without regard to its conflict of law provisions. I agree to submit to the personal jurisdiction of any state or federal court in Illinois and consent to service of process in connection with any action arising out of this Agreement.
Assignment
9. The Company may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between me and the Company or between me and any successor or assigns of the Company.
No effect on term of employment
10. Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

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Irreparable harm
11. I agree that irreparable harm would result from my breach or threatened breach of this Agreement, and money damages would not provide adequate relief. I agree that the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining me from committing or continuing any breach without the Company posting a bond. I further agree that I will be liable for the amount of reasonable attorney’s fees incurred by the Company if the Company retains a lawyer to protect its rights under this Agreement.
Entire agreement
12. I understand that this Agreement contains the entire agreement and understanding between the Company and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if the Company waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.

EMPLOYEE

Signature of Employee

Date

APAC Customer Services, Inc.

By

Date

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